EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-221240 on Form S-8 of our reports dated March 8, 2018, relating to the consolidated financial statements of Ribbon Communications Inc. and subsidiaries, and the effectiveness of Ribbon Communications Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ribbon Communications Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 8, 2018